Exhibit 99.1

Social Life Network launches WDLF Token on Ethereum Blockchain

LOS ANGELES, CA August 19, 2021 / Social Life Network, Inc. (OTC: WDLF) announces today that its Decentral Life Division has completed its first two project objectives.

“We have officially launched the crypto-loyalty points application throughout our social networking platform,” said CEO Ken Tapp. “We have been working on this milestone for many years now but needed to have our Token launched before we could move forward with a full network rollout for each of our TBI licensees. With each licensee having a unique business plan, the loyalty points formula had to work for current and future licensees, while potentially making certain the utility value of the WDLF token increased over time,” added Tapp.

Preceding the launch of the crypto-loyalty points application, the Decentral Life Division announced this morning that it has successfully launched its WDLF Token on the Ethereum blockchain.

“This is a very exciting time for us,” said Director and President Todd Markey. “We have completed the first two objectives in the Decentral Life project. Now we will get laser focused on the remaining objectives, developing the new decentralized social networking platform to replace our current platform, and filing a registered coin offering with the SEC,” added Markey.

To learn more about the new Decentral Life Division of Social Life Network, as well as the decentralization and cryptocurrency project, tune into the Company’s live shareholder update today at 2:00PM pacific time / 5:00PM eastern time, by going to www.SocialNetwork.ai/podcast

Social Life Network shareholders can look forward to a weekly video podcast series launching on August 24th at 2:00PM pacific time / 5:00PM eastern time, by going to www.SocialNetwork.ai/podcast. Each podcast will be aimed to educate and keep shareholders updated on the Decentral Life project and the cryptocurrency industry at large.

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that uses blockchain technology to increase user activity, speed, security, and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing, and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed start-ups licensees that use its platform.

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For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder updates @ www.SocialNetwork.ai/podcast

About the Decentral Life division

The company announced on August 16th, 2021, a new division had been formed that will focus entirely on a global decentralized social network and cryptocurrency project, named Decentral Life.

The Decentral Life project aims to address four main objectives outlined on the Decentral Life website @ www.WDLF.life

1.	Create a decentralized global social networking platform for user privacy, content control, and universal connectivity to all decentralized networking platforms of the future.

2.	Financially empower network users by rewarding their activity with crypto-loyalty points that can be used to make purchases on the network or converted to WDLF Tokens to be used on globally accessible cryptocurrency exchanges.

3.	Create and launch a Decentral Life Token that can be used across all licensee networks so that users can convert their crypto-loyalty points into WDLF Tokens for staking.

4.	File with the SEC a registered initial coin offering so that tokens can be sold to investors and a market can be created for the token on major cryptocurrency exchanges.

SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network (“the Company”) and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. No information in this press release should be construed as any indication whatsoever of our future revenues, results of operations, or stock price. There are no assurances that we will meet our objective of filing a registered initial coin offering with the SEC or whether the SEC will declare effective such Registered coin offering.

Todd Markey

Investor Relations

Social Life Network, Inc.

ir@socialnetwork.ai

1-855-933-3277

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